As filed with the Securities and Exchange Commission on February 14, 2000
                                                           Registration No. ____

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 10 SB

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                          Pursuant to Section 12(g) of
                       The Securities Exchange Act of 1934

                            LSI COMMUNICATIONS, INC.
                            ------------------------
             (Exact name of registrant as specified in its charter)



             Nevada                                     87-0627349
             ------                                     ----------
 (State or other jurisdiction of          (I.R.S. Employer Identification No.)
  incorporation or organization)

                          112 West Business Park Drive
                               Draper, Utah 84020
                                 (801) 572-2555
       ------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Copies to:
                                   David Hunt
                           Wangsgard & Associates, LLC
                         5252 N. Edgewood, Dr. Ste 210A
                                 Provo, UT 84604
                                 (801) 852-8452

         Securities to be registered pursuant to Section 12(g) of the Act:
--------------------------------------------------------------------------------

      Title of each class                       Name of each exchange on which
       to be registered:                       each class is to be registered:

        Common Stock                                Nasdaq Bulletin Board OTC

--------------------------------------------------------------------------------

Securities to be registered pursuant to Section 12(g) of the Act: None

                           FORWARD-LOOKING STATEMENTS

         This Registration Statement contains forward-looking statements, including statements regarding, among other items, the availability of supplies, our ability to retain our competitive position, expected realization of our business strategy and costs associated therewith, governmental regulation, the sufficiency of cash flow and other sources of liquidity to fund our debt service requirements, working capital needs and other significant expenditures and anticipated trends in our business, including with respect to industry capacity, product demand and pricing. Forward-looking statements typically are identified by the words "believe," "expect," "anticipate," "intend," "seek," "estimate," "project" and similar expressions. These forward-looking statements involve risks and uncertainties that are beyond our control. These risks and uncertainties include unanticipated trends in the software and personal coaching businesses, and economic, competitive, legal, governmental, and technological factors. These factors could include global economic conditions, currency fluctuations, product demand and industry capacity, competitive products and pricing, manufacturing efficiencies, availability and cost of critical materials, new product development and commercialization, manufacturing capacity, facility expansion costs, the effect of regulatory and legal developments, capital resource and cash flow activities and interest costs. Actual results could differ from those contemplated by these forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this Registration Statement will in fact transpire. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

                                    BUSINESS

General

         LSI Communications, Inc. (OTC: LSIM) is a technology development, sales and training company based in Draper, Utah, just outside of Salt Lake City. We were incorporated as TPI, Inc., under the laws of the State of Utah on April 26, 1983. In 1985, the Corporation changed its situs from Utah to Nevada and changed its name to Connections Marketing Corp. In July, 1992, our shareholders voted to change our name to LSI Communications, Inc. (LSI). We held mineral properties in Beaver County, Utah; however, no extraction operations ever commenced and the properties were distributed to the shareholders through a subsidiary spinoff.

         On November 20, 1998, we entered a Plan of Reorganization and Acquisition agreement with Warever, Inc., a Utah Corporation, wherein we issued 3,000,000 shares of common stock for 85% of Warever's outstanding common stock. The agreement provides for us to acquire the remaining 15% of Warever for 2,500,000 shares of LSI through option agreements which are exercisable for a period of 60 days following January 1, 2000 for no consideration. The acquisition is recorded as a reverse acquisition, with Warever being the accounting survivor, therefore all historical financial information prior to November 20, 1998 in these statements are those of Warever.

         Warever is in the business of developing, programming, selling, and marketing computer software packages. Its primary product, Action Plus, is a management assistance software tool. Warever was organized in the State of Utah on May 13, 1992 under the name of Action Plus Software, Inc. On January 17, 1995 the name Action Plus Software was changed to Warever, Inc.

         We operate two distinct, but complementary subsidiaries, Warever Corporation and Coaching Institute, Inc.

         Warever Corporation currently is focused primarily on the development of sales automation, personal productivity and Internet-based software products. It is involved in the contact management industry and has been involved since the industry's formative years in the late 1980s and early 1990s. The majority of Warever Corporation's applications are focused in development of sales force automation and personal productivity arenas.

         Coaching Institute Inc. offers a fully integrated "coaching" program designed specifically for sales trainers, seminar leaders, motivational speakers and network marketers who are interested in extending their programs to seminar attendees through one-on-one training. By implementing an after-market program such as one-on-one coaching, companies are able to create a strong platform for personal development for each client, build an additional profit center, create client loyalty, and enhance long-term revenue possibilities.

         We lost money in each of the last fiscal years and our net losses have been significant. Our continued operations have depended, to some extent, on loans from a family member of one of our directors. Despite the fact that revenues from coaching are increasing and we are about to release a new software program, there is no assurance that we will ever make a profit.

         This Registration Statement is being filed on a voluntary basis to re-establish our real-time quotations on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD").

NASD OTC Bulletin Board Quotations

          Our common stock has been quoted on the OTC Bulletin Board of the NASD under the symbol "LSIM." For information concerning these stock quotations during the past two years, see the caption "Market Price of and Dividends on the Company's Common Equity and Other Stockholder Matters," Part II Item I. The quotations presented do not represent actual transactions or broker/dealer markups, markdowns or commissions.

         Effective January 4, 1999, the NASD adopted rules and regulations requiring that prior to any issuer having its securities quoted on the OTC Bulletin Board of the NASD that such issuer must be a "reporting issuer" which is required to file reports under Section 13 or 15(d) of the Securities and Exchange Act of the 1934, as amended (the "1934 Act"). The Company is not currently a "reporting issuer," but this Registration Statement will bring the Company into compliance with these listing provision of the OTC Bulletin Board. The NASD has "delisted" quotations of our common stock. Under the "phase-in" schedule of the NASD, we had until

January 19, 2000, within which to become a "reporting issuer." Our stock will again be quoted on the OTC Bulletin Board once we satisfy all comments of the Securities and Exchange Commission with respect to this Registration Statement.

Merger and Business Combinations

         Effective November 20, 1998, we entered into an agreement and Plan of Reorganization with Warever, Inc., a private company. The agreement provided for our merger into Warever to be treated as a reverse merger, with Warever as the surviving business. Pursuant to the agreement we issued 3,000,000 shares of common stock to the shareholders of Warever for 85% of the shares of Warever. We have the option to acquire the remaining 15% of Warever for 2,500,000 shares of our Common Stock. The option is exercisable for a period of sixty days following January 1, 2000. Our management resigned and the management and board of Warever filled the vacancy. LSI Communications, Inc. had no assets or liabilities at the time of the merger, but was only a public shell.

         During November and December of 1998, we sold 1,000,000 shares of Common Stock at $.05 per share to "accredited investors" pursuant to Rule 504.

         On  June  21,  1999,  we  acquired  85% of  Coaching  Institute,  Inc.,
(hereafter, "Coaching Institute") a Utah corporation. Common stock in the Company was issued and delivered to the shareholders of Coaching Institute as set forth below, such certificates to bear a restrictive legend in compliance with Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933 as amended:

     o        Craig R. Hendricks, 1,062,500 shares
     o        Steven E. Carlson, 1,062,500 shares
     o        Lona J. Hendricks, 175,000 shares
     o        Richard A. McAllister, 150,000 shares
     o        Roger G. Williams, 50,000 shares

Operations

         We are a technology development, sales, and training company comprised of two distinct, but complementary subsidiaries, Warever Corporation and Coaching Institute, Inc. These two subsidiaries provide complementary products, services and contacts to each other. Our products assist personal and business betterment, through organization and training.

         Warever Corporation ("Warever"), since its founding in 1987, has primarily developed sales force automation and personal productivity software. Sales force automation software is designed to improve the efficiency of the sales process by tracking customer information, such as names and addresses, correspondence, and scheduling. Warever intends to expand more heavily into developing software that interacts more fully with the Internet.

         Coaching Institute, Inc. ("Coaching Institute") was founded in June, 1998. Personal Coaching is an emerging industry where clients are assisted in reaching goals, implementing real, long-term change. Our coaches work with individuals one-on-one to:

     o        facilitate change
     o        motivate the individual
     o        promote creativity
     o        demand accountability
     o        channel energy and desire
     o        Implement skills and habits

Industry Background

         Warever is in the software development industry. People and businesses increasingly rely on the Internet to access and share information. Businesses utilize the Internet to market and sell their products and streamline business operations. The Internet's growth creates market opportunities for companies that connect people and businesses to the Internet, provide applications for these users or distribute content over the Internet. The market for internet-based software is increasing as businesses and consumers increasingly rely on the Internet as a communications and transactional medium. Further, as small business and home based industries continue to grow, the need for multiple tasking software packages and applications becomes increasingly important to the success of those companies.

         Coaching Institute provides personal development coaching services. Personal development coaching is a new and evolving training methodology that is growing in popularity and is commonly referred to as "coaching. "Coaching is primarily an after seminar service where an individual is assisted in implementing information learned at the seminar. Normally the coach telephones the customer at designated times, such as once a week. During the phone conference the coach will answer questions, help the customer set goals, assess the customer's progress in implementing the principles taught at the seminar. The coaching relationship will commonly continue for 8 to 12 weeks. Coaching may also be used by purchasers of products, such as durable office equipment and software to assist the purchaser in effectively implementing the equipment and software in their business operations. Coaching supports a variety of topics. Such as:

     o        Sales;
     o        sales management;
     o        personal development;
     o        professional speaking;
     o        network marketing;
     o        anxiety and stress management;
     o        business growth and development;
     o        real estate sales;
     o        real estate investment; and
     o        areas where personal change would be a benefit

     o        areas where use of new products is to be implemented

         Coaching is used as a format of employee training for major businesses including Fortune 500 Companies such as Ameritech, Merrill Lynch, Amoco, Northwestern Mutual Life and Arthur Anderson. We do not currently provide coaching services to any of these companies. Many members of the National Speakers Association, as well as such notables as Zig Ziglar, Ron LeGrand, A.D. Kessler, Roger Butcher, Denis Waitley, Tom Hopkins, Brian Tracy, Peter Lowe, Stephen R. Covey, Les Brown, and Omar Periu have personal coaching programs. Many more National Speakers Association members are coaches themselves as well as professional speakers. We do not have a relationship with the National Speakers Association, but we do have relationships with many of its members. A list of vendors with whom we have relationships is listed in the section entitled "customers."

Competition in the Market

         Competition in the software market has increased dramatically in recent years. Software products are sold through mail, seminars, over the Internet, through telemarketing and retail. Software is also given away as a promotion to sell other software programs. Warever faces competition from software manufacturers that are positioned to capture the small and home based business markets in a variety of industries ranging from real estate and insurance sales to multilevel marketing. Hundreds of companies including Act, Goldmine and Top Producer develop software products.

         Our software is tailored to a fairly narrow market. We have attempted to direct product sales and product development toward businesses in specific industries, such as real estate. Our market position is turning toward the Powerbase series which, like our software Action Plus, will consist of functions that can assist in the primary components of a company's day to day operations such as data-base maintenance, marketing using the database, time management, word processing, and accounting. However, Powerbase has not yet been fully tested or released and there can be no assurances as to its success.

         Coaching Institute faces competition from other business offering coaching services such as Franklin Covey Coaching, and dozens of new companies which are being formed around the country. Coaching is a form of self-help, which has traditionally been provided in books, tapes, seminars, and speakers. Competition in the coaching industry is difficult to assess because of the infancy of the industry. The apparent trend is for self-help providers, such as public speakers, motivators and organizers to expand or modify their services into the area of coaching. A common method of competition is for self-help providers to use their existing sales and customer contacts to sell coaching services. Well known self-help providers have an advantage due to their familiarity to customers and potential outside vendors. The competition from self-help providers is intense.

         We are attempting to gain notoriety and to establish relationships with outside vendors. We do not have a large market share. We currently have relationships with about a dozen_outside vendors. However, there is no assurance that we will be able to gain notoriety or continue to establish or maintain relationships with outside vendors.

General Operations

         Warever must adjust to the changing nature of the software industry. There is a shift to more industry specific software applications. Warever is attempting to tailor software programs to cover all of a small business' needs for certain particular industries. For example, Powerhouse, a software program currently under development for real estate agents and brokers, has contact management, calendaring, property management, presentations, and internet marketing. Currently, we are not aware of other software programs that have all of these functions. A real estate agent would need to purchase three different software packages to achieve the same function provided by Powerhouse. Further, Warever Corporation will continue to add functions to Powerhouse and its sister program, Powerbase, such as, full accounting, financial analysis, IRS reports, and networking. We intend to distribute our products through relationships with SDI LeGrand, RE Marketing, and others. Currently, we have oral agreements with SDI Marketing and RE Marketing to sell Powerbase and its sister software programs, however we have no formal written agreements. We anticipate that they will be paid 30% from the proceeds of sales that they refer to us. They will likely be paid approximately 50% for sales of our software that they completely facilitate. We anticipate written agreements with SDI and RE Marketing this year. We anticipate relationships with other entities that can sell or facilitate sales of our software. We do not anticipate contracts that will require minimum sales by our outside vendors. The companies provide us with attendance rosters from their seminars. In return, when we sell products to the rostered attendees, we give them a percentage of the revenues. In some cases these companies will sell our software directly and be paid a percentage of the revenues. These companies are not bound to provide us with names or sell our products and there is no assurance that these companies will produce for us.

         Coaching Institute must have a flow of clients because each coaching arrangement usually lasts only 8-12 weeks. We are actively seeking referral relationships with professional speakers and seminar companies. Coaching Institute attends the National Speakers Association convention on an annual basis for the purpose of acquiring new speakers, and increase the visibility of Coaching Institute in the speaking and seminar community. We have also begun to expand into coaching purchasers of complex products, such as office equipment. We have formed a relationship with Automation Quest for us to assist their customers with implementing newly purchased products. We have no contracts binding anyone to provide us with coaching leads or to sell our services. Our agreements focus on outside vendors' compensation for referrals and sales, but do not create binding assurances that such vendors will perform on our behalf. Coaching Institute is actively recruiting and training coaches and sales professionals. Our management believes that quality coaching personnel are key to the competitiveness of a coaching services provider, because Coaching consumers will be unwilling to recommend or purchase coaching services from coaches with substandard interpersonal and coaching skills.

Sales and Marketing

         Warever has a three tiered sales strategy.

         o Direct sales to end users and corporate clients through an internal sales force.

         o        Arrangements with outside vendors to sell our software
         o        Sales through regional distributors.

         Warever utilizes outside vendors as our main marketing strategy. For example, American Greetings has licensed a customized version of our software called "Pocket-it" Software. Pocket-it Software is a product designed to be the electronic companion to a paper-based planner called Pocket-it for which American Greetings has acquired retail distribution rights. The software will print schedules, notes, and lists onto the patented Pocket-it paper for insertion into the planner. We delivered the software source codes to American Greetings which is solely responsible for replication of the software, including all associated costs. In return for developing the software, Warever will receive a $5.00 royalty per unit sold by American Greetings. We have not received any royalties from the sales of "Pocket-it", nor are we aware of any sales of the software. Warever currently has two regional distributors, both of whom work on straight commission. Their sales are a minor portion of our software sales.

         Coaching Institute's sales are conducted in two ways. Similar to Warever's software, Coaching Institute's sales are primarily made through follow-up telephone calls to individuals who have attended a seminar held by an organization with which we have sales agreements. Our agreements with outside vendors both for the sale of our software and coaching services do not require outside vendors to sell our products and services. The arrangements set out a percentage of the revenue for the sale of the product or service that will be given to the outside vendor as compensation for selling the product or service. Secondly, sales are made directly by our outside vendors in a seminar environment. The outside vendor can pitch our software during a presentation and have a table set up in the seminar room from which our software is sold.

         Coaching Institute's coaching services are marketed primarily through direct mail followed by an outbound telephone campaign to the direct mail recipients. Outside vendor seminars are the source of the names, numbers, and addresses in our direct mailing and outbound telephone campaigns. We intend for marketing and sales responsibilities to be increasingly performed by outside vendors. One of our outside vendors, Automation Quest, for example, sells technology packages to real estate agents. The packages include office technology items useful to real estate agents, such as a laptop computer, digital camera, web site, and software. Our coaching services are also sold by Automation Quest as part of these technology packages. Automation Quest is compensated for selling our coaching services by payment of approximately half of the sale price. The total price of Automation Quest's technology package is about $6,500. Automation Quest sales account for several hundred coaching programs annually. In addition to outside vendors, Coaching Institute plans to utilize print media and radio and other traditional forms of marketing and advertising in the future.

Customers

         Warever's relationship with outside vendors allows mutual profit from the sale of our products and services to -the outside vendor's clients. This relationship is beneficial because of the outside vendor's distribution channels and their ability to set up a table and sell products at seminars. Warever has similar sales relationships with network marketing companies such as:

         SDI / LeGrand
         RE Marketing
         American Greetings

         Over  the  past  several  years,   Warever   Corporation  has  sold  to
approximately  30,000  individuals  and  businesses,   ranging  from  home-based
businesses to Fortune 1000 companies. Our customers have included:

Radisson Hotels International               Franklin Quest Corporation
Bank of New York                            Blue Cross/Blue Shield
United Technologies (Carrier)               Bank One
Nu Skin International                       Canadian Government
Fruit of the Loom                           American Home Business Assoc.
Zions Bank                                  Paragon Trade Brands
California Steel                            SKF
Library of Congress                         Imall

         Coaching Institute has sales arrangements with well known people or organizations that have distribution channels or that speak in front of large audiences, such as, motivational speakers, sales trainers, seminar companies, and network marketing organizations. These people and organizations that act as outside vendors are not bound to sell our products or services. Pursuant to written agreement filed as Exhibits 10.4, 10.5 and 10.6, these people and organizations are paid a pre-designated percentage of sales that they generate. However, there is no assurance that they will continue to sell our products. Currently we have sales arrangements with:

Omar Periu                                  A.D. Kessler
RE Marketing                                Automation Quest
Complete Cyber Solutions                    SDI Ron LeGrand Publishing
Rory Aplanalp                               Skin Secrets
Xtax - Jim Burton

         Automation Quest is the source of 67% of our coaching customers. SDI/LeGrand is responsible for 23%, and RE Marketing is the source of 7% or our coaching customers. The remaining outside vendors supply only 3% of our coaching customers. A reduction in sales generated by Automation Quest would have a detrimental impact on our coaching sales. Products and Services

         Warever has several products currently available.

         o Action Plus ($395.00) - The flagship product of Warever Corporation, is a database program for businesses that includes a time manager, word processor and sales module that creates sales invoices, tracks inventory and performs certain accounting functions. Action Plus has received recognition from PC Computing Magazine and Portable Computing Magazine.

         o Legion ($29.00)- An internet product specifically designed to increase the speed of your internet connection (up to a factor of 10). It essentially bypasses all intermediary connections, taking you directly to the URL of the site you specify.

         o Powerbase Financial Advisor ($99.00)- This program tracks personal financial information, including assets, liabilities, and net worth. It also tracks cash flow and debt, giving different methods of debt reduction. Financial calculators are included.

         o Idea Bank ($99.00)- This multimedia product is ideal for motivation speakers and other professional speakers, trainers or anyone who needs to reference large amounts of text data. Idea Bank stores, sorts and facilitates the retrieval of information such as quotes and anecdotes. Users can listen to audio or watch video presentations of the speaker.

         We have sold approximately 30,000 units of Action Plus. Our other software programs have been used as incentives, promotions and give aways, and direct revenues from these programs have been minute as we have sold less than 100 total units. Sales of Action Plus have decreased in recent years leaving Warever with dramatically reduced revenues. We hope to revive our software sales with the release of Powerbase and its sister programs.

         Warever has several products currently in production:

         o Powerbase - In January 2000, we plan to release Powerbase, a brand-new 32-bit, internet-enabled business automation product. Powerbase allows those that market products on the internet to download customer inquiries directly into their marketing database for follow-up. Powerbase includes the following:

                    o     powerful, customizable database
                    o     enterprise-wide time management and scheduling system
                    o full-featured word processor with high-end graphics capabilities
                    o     Excel(R) compatible spreadsheet for financial analysis
                    o Customizable label/envelope and forms generator for marketing activities
                    o Integrated e-mail client with "e-merge" capabilities for internet marketing

After Powerbase is released, we intend to commence development of upgrades of Powerbase, for release in the future that will include some of the following features:

                    o     networking capability
                    o     full accounting (see Powerbase Accounting below)
                    o     sales action plans and forecasting


         o Powerhouse (under development) - Is a software program for real estate agents and Brokers that has contact management, calendaring, property management, presentations and internet marketing functions. Powerhouse is a sister program to Powerbase.

         o Action Accounting (under development) - Powerbase Accounting, coupled with the Powerbase base modules, is for small to medium-sized businesses. Action Accounting includes such standardized accounting modules as general ledger, accounts payable, accounts receivable, inventory, and sales. It will also directly integrate with the internet for order placement, fulfillment, and customer interaction.

         o Powerbase Dashboard (under development) - This product gives company CEOs, presidents and department heads an immediate and real-time view into the operations of their business through graphs and charts, alerting them to areas of concern within each department at a moment's notice, whether it be in sales, accounting, fulfillment, customer service, or web integration.

Coaching Institute provides the following services:

         o  Personal   Coaching  -  Personal  Coaching  is  conducted  over  the
telephone, offering the client the greatest opportunity to utilize their own environment to make needed changes. Sessions last one half hour each over a period of 8-12 weeks with up to a year of follow up.

         o Telesales - Coaching Institute is equipped with advanced phone systems and provides telesales services to our outside vendors.

         o Data Base Management - Utilizing some of Warever Corporation's core technologies, Coaching Institute is able to manage outside vendor databases. We use our software and knowledge to operate and organize Omar Periu and RE Marketing's customer databases. We benefit because they provide us with names in the database to whom we market our coaching services. Database management is not currently a source of direct revenues for Warever.

         o Seminar Management - Seminars allow Coaching Institute to control lead flow from start to finish as well as provide needed structure to beginning speakers and fledgling organizations such as Xtax run by our outside vendor Jim Burton.

Intellectual Property and Proprietary Rights

         We rely on a combination of copyright, trade secret, and trademark law to protect our technology, although we believe that other factors such as the technological and creative skills of our personnel, new product developments, frequent product and feature enhancements, and reliable product support and maintenance are more essential to maintaining a technology leadership position. We currently do not have any patents issued or pending.

         We generally enter into confidentiality and nondisclosure agreements with our employees, consultants, prospective customers, licensees, and corporate partners. In addition, we control access to and distribution of our software, coaching programs, documentation, and other proprietary information. Despite our efforts to protect our intellectual property and proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Effectively policing the unauthorized use of their products is time-consuming and costly, and there can be no assurance that the steps we take will prevent misappropriation of our technology.

         We attempt to avoid infringing known proprietary rights of third parties in our product development efforts. However, we do not regularly conduct comprehensive patent searches to determine whether the technology used in our products infringes on patents held by third parties. There are many issued patents as well as patent applications in the electronic messaging field. Because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our software products. If we were to discover that our products violated or potentially violated third party proprietary rights, we might not be able to obtain licenses to continue offering those products without substantial reengineering. Any reengineering effort may not be successful, nor can we be certain that any licenses would be available on commercially reasonable terms.

         Substantial litigation regarding intellectual property rights exists in the software industry, and it is expected that software products may be increasingly subject to third-party infringement claims as the number of competitors in the industry segments grows and the functionality of software products in different industry segments overlaps. Any third-party infringement claims could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product and service delays or require us to enter into royalty or licensing agreements. Any royalty or licensing arrangements, if required, may not be available on acceptable terms, if at all. A successful claim of infringement against us and our failure or inability to license the infringed or similar technology could have a material adverse effect on our business, financial condition, and results of operations.

         We may find defects in our sales automation and internet-based software that may require us to incur substantial product liability costs and significant redesign costs. Warever Corporation's product types often contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Defects or errors in Warever Corporation's products could result in a loss of customers, reduced revenues and higher sales automation and internet-based software development costs, which would seriously harm our business.

Acquisitions

         We may seek to expand through acquisitions which are not currently identified and which therefore may entail risks which cannot be evaluated at this time. We may seek to expand our operations by acquiring companies in businesses that we believe will complement or enhance our business, particularly in the seminar or internet-related industries. We cannot be assured that we will be able to ultimately effect any acquisition, successfully integrate any acquired business in our operations or otherwise successfully expand our operations. We have not established any minimum criteria for any acquisition and our management may have complete discretion in determining the terms of any acquisition.

Supplies

         The principal materials and components used in our software products include computer media, including disks and CD-ROMs, and user manuals. For each product, we prepare a master software disk or CD-ROM, user manuals, which may be in printed form or distributed on a CD-ROM, and packaging. Substantially all of our disk and CD-ROM duplication is performed by third-party vendors, using disks and blank CD-ROMs acquired from various sources. Outside sources print Warever Corporation's packaging and related materials to its specifications. Portions of the completed packages are assembled by third-party vendors. To date, Warever Corporation has not experienced any material difficulties or delays in the manufacture and assembly of its products, or material returns due to product defects. We do not have any contracts with our suppliers. We believe that we could replace our current suppliers without great expense, although such a replacement may slow down our operation and negatively impact our profits. Software is not a raw materials intensive product. The floppy disks, computer disks, and paper for manuals that we produce could be purchased from a number of suppliers.

R&D

         We spent $39,433 in 1998 on salaries for our software development personnel. In 1999, we spent $76, 348 on salaries for personnel and independent contractors involved in the development of our software. These costs are not directly borne by our customers.

Employees

         We currently have a total of twenty-six full time employees, ten of whom are in our sales department, six are coaches, four are programmers and six are in administration. We do not have employment contracts that guarantee a term or salary or grant stock options. We estimate our number of employees to increase to about sixty-five by the end of 2000. We cannot be certain of the number of employees that we will have by this years end, but the increase may resemble the following:

         Warever 1Q        Warever 2Q         Warever 3Q         Warever 4Q
         -----------------------------------------------------------------------
         Admin:       2    Admin:   3        Admin:      3        Admin:      3
         Programming: 3    Program: 4        Program:    5        Program:    6
         Sales:       2    Sales:   4        Sales:      6        Sales:      7
         Support:     2    Support: 3        Support:    3        Support:    4
         Total:       9            14                   17                   20

         Coaching 1Q       Coaching 2Q        Coaching 3Q         Coaching 4Q
         -----------------------------------------------------------------------
         Officers:    3    Officers:   3     Officers:   3        Officers:   3
         Admin Mgmt:  4    Admin Mgmt: 5     Admin Mgmt: 5        Admin Mgmt: 5
         Coaches:     8    Coaches:   10     Coaches:   12        Coaches:   15
         Sales:      12    Sales:     15     Sales:     18        Sales:     20
         Support:     1    Support:    2     Support:    2        Support:    2
         Total:      28               35                40                   45
         -----------------------------------------------------------------------
         LSI Total:  37               49                57                   65

Offices

         We operate from an office building in a business park where we have leased and occupy approximately 3,100 square feet of usable office space and 1,100 square feet of warehouse space. We own thirty computers, fax, phones and copiers, printers, typewriters, desks, a conference table, cabinets and other general office equipment. The monthly rental/lease rate is approximately $4,000 per month. We believe that as we expand the business, and cultivate additional relationships with outside vendors, we will need to relocate our executive offices to a nearby location or expand into our connected warehouse space which is currently part of our lease.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

         The following discussion and analysis should be read in conjunction with LSI Communications' Financial Statements and the Notes thereto included elsewhere in this Registration Form. The results of operations prior to July 1, 1999 are solely based on the operations of Warever. The discussion of results, causes and trends should not be construed to imply any conclusion that such results or trends will necessarily continue in the future. For purposes of the following discussion, our results for the nine months ended September 30, 1998, as reflected in our unaudited financial statements for the period then ended, have been compared with our unaudited, interim results for the nine months ended September 30, 1999.

Liquidity

         LSI's liquidity and capital resources as of December 31, 1998 were $24,418, and as of September 30, 1999 were $12,320. LSI's current assets exceed current liabilities. Neither Warever nor Coaching Institute has significant payables balances outstanding.

         Coaching Institute's debt payments and liabilities due in next 12 months arise from three outstanding promissory notes issued to Lona Hendricks involving principal loans totaling $190,000, with a total balance of 163,000. Interest and principal due on these notes in the next twelve months is $145,400. Warever's debt payments and liabilities due in next 12 months arise from one outstanding promissory note issued to Utah Technology Finance Corporation involving principal loans totaling $102,000, with a balance as of September 30, 1999 of 37000 and interest and principal due on these notes in the next twelve months of $21,418. Sale of Karl Malone project in October 1999 netted $378,000 in cash, $226,800 of which is still due to Coaching Institute as of February 2000. If necessary, this source of cash will be utilized to pay off the current portion of our debts.

         We had negative cash flow from operations in 1999, due in large part to investment in Karl Malone Fitness video, which has now been sold, and the expansion of Coaching Institute.

We had no material investments in 1999 with the exception of upgrading telephone system in October 1999 which cost $18,000.

         We do not have any financing transactions pending. We plan to explore financing alternatives during the first quarter of 2000 to fund additional growth, but do not believe that additional outside funding to be necessary in the next year for the continuation of our business. Coaching Institute is self-funding through profits generated. Warever's potential cash demands may be available from Coaching Institute's surpluses. There is a seasonal impact on our sales. Generally, the slower months are during the Summer and during the Christmas Holiday season.

         We issued stock on February 1, 2000 in order to purchase the 15% of Warever not yet owned by LSI. We also intend to purchase the remaining 15% of Coaching Institute by issuance of stock in the first quarter of 2001.

Results of Operations - Nine month Periods Ended September 30, 1998 and 1999

         The results of operations for the nine month period ended September 30, 1999 contain financial information for Coaching Institute from the time of its acquisition on June 21, 1999.

         Sales Revenues

         Sale revenues for the nine months ended September 30, 1999 were $200,826, a decrease of $194,675, or 49.2% from $395,501 for the nine months ended September 30, 1998. This is due to the fact that our limited resources were spent on developing new software programs rather than marketing and sales efforts that may have increased sales. Sales of our existing software is decreasing as the products enter the declining phase of their product life cycle. Action plus was our only source of meaningful income from software sales. The majority of consumers that are within reach of our current marketing strategy have either purchased the software or never will. This downward sales trend caused us to focus on development of new software. Management anticipates that future sales will be dependent upon our introduction of new software products with long life cycles and our ability to sell software through our outside vendors.

         The nature of the sales revenues discussed herein will change due to the acquisition of Coaching Institute. We intend for coaching services performed by Coaching Institute to expand and stabilize our revenue base.

         Cost of Sales

         Cost of sales increased by $2,720, or 279.8%, to $3,692 in the 1999 nine-month period from $972 in the 1998 nine-month period. Cost of sales is not a significant percentage of our software sales as the bulk of the sale price is derived from its intellectual property value. The addition of Coaching Institute caused the increase in our cost of sales and will likely continue to increase our cost of sales because our overall revenues should increase and the proportional cost of delivering Coaching Institute services is greater than software costs. Cost of goods sold as a percentage of revenues increased to 1.8% in the 1999 period from 0.25% in the 1998 period.

         Selling, General and Administrative Expenses

         Selling, general and administrative expenses increased by $228,478, or 37.9%, to $602,470 in the 1999 nine-month period from $373,992 in the 1998 nine-month period. This increase is primarily due to three factors. The primary reason is the acquisition of Coaching Institute in 1999. We now have Selling, General and Administrative expenses for two subsidiaries where we only had one in 1998. Increased expenses resulting from the acquisition of Coaching Institute will continue indefinitely. Another ongoing cause of increased Selling, General and Administrative Expenses is amortization of our goodwill, which was $40,926 in the 1999 nine-month period. The final cause of increased Selling, General and Administrative Expenses for the 1999 nine-month period was approximately $135,000 related to the consulting agreements with Noble House of Boston, Inc. and National Capital. Noble House agreed to act as a liaison between potential investors and underwriters. Our management believes that Noble House no longer provides any services and that we are not bound to pay additional consideration under our contract. Our agreement with National Capital was related to registration of our common stock. Our obligations to National Capital have been satisfied.

         Depreciation

         Depreciation increased by $32,757, or 1,401.0%, to $40,926 in the 1999 nine-month period from $8,169 in the 1998 nine-month period. This increase is primarily due to the amortization of goodwill.

         Interest Expense

         Interest expense decreased by $4,481, or 54.6%, to $3,723 in the 1999 nine-month period from $8,204 in the 1998 nine-month period. The decrease was primarily due to a decrease in our debt with the Utah Technology Finance Corporation.

         Net Loss

         Our net income for the 1999 nine-month period decreased by $424,179, or 254%, to a net loss of ($407,483) in the 1999 nine-month period from net income of $16,696 in the 1998 period. This decrease is primarily due to decreased gross revenues due to the declining state of our software programs' product life-cycle and the increase in general and administrative expenses as discussed above.

Results of Operations - Twelve Month Periods Ending December 1997 and 1998

         Sales Revenues

         Sales revenues for 1998 were $414,009 a decrease of $150,436, or 26.6%, from revenues of $564,445 for 1997. This decrease is attributable to the declining stage of our software programs in their product life cycle. We responded to our decreasing revenues by developing new software in 1999. During 1999 we had two full-time in house programmers and one outside developer writing and developing Powerbase and Powerhouse, our next generation software programs. Our 1999 fourth quarter sales revenues should reflect a continuation of this downward trend. We anticipate our software sales to increase due to the release and sale of Powerbase in early 2000. We are not aware of any reviews of Powerbase by any publication. We believe demand exists for Powerbase, however. we have not conducted any market studies and are relying on the judgement of our management. We also have no assurances that the public will have an interest in Powerbase or that any units will be sold. We do not have any commitments for the purchase of Powerbase.

         Cost of Sales

         Cost of sales decreased by $36,485, or 2,690%, to $1,356 in 1998 from $37,841 in 1997. In addition, cost of sales as a percentage of revenues decreased to .032% in 1998 from 6.7% in 1997. The cost of sales decrease was due to a decrease in overall sales during this period.

         Selling, General and Administrative Expenses

         Selling, general and administrative expenses decreased by $56,542, or 23.2%, to $243,257 in 1998 from $299,799 in 1997. This decrease is primarily due to lack of cash flow resulting from low sales volume. Much of the decreased expenses were due to a reduction in salary expenses due to the termination of some employees and Steve Carlson and Craig Hendricks receiving reduced salaries.

         Depreciation

         Depreciation decreased in 1998, by $4,437, or 43.4%, to $10,209 in 1998 from $14,646 in 1997.

         Net Loss

         The net loss for 1998 was ($17,999) which represented a decrease of $23,904 or 57%, as compared to the net loss of ($41,903) for 1997. We have operated at a loss over the last two years as a result of corporate restructuring, declining stage software producers and allocation of our resources toward new software development. We anticipate profitability in 2000, but profits will turn on market acceptance of our new software, the timely release of our new software, and continued demand for our coaching services. The year 1999 was a development period for our software operations. There is a trend of product price decreases in the software industry. There is also a trend toward business internet usage. We seek to develop and market software, such as Powerbase, that has applications related to business on the internet. Powerbase will be released in the first quarter of 2000 and we believe that it will increase our revenues.

                             DESCRIPTION OF PROPERTY

         Our corporate headquarters are located in Draper, Utah where we have a lease for approximately 3,100 square feet of office space and 1,100 square feet of warehouse space in a typical business park. We believe that as we expand the business, we will need to lease additional space or add to the currently leased square footage. We believe that suitable additional or substitute space will be available on commercially reasonable terms.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

                              OWNERS AND MANAGEMENT

         The following table sets forth, as of the date of this registration statement, the aggregate number of shares of common stock owned of record or beneficially by each person who owned of record, or is known by us to own beneficially, more than 5% of our common stock, and the name and holdings of each officer and director and all officers and directors as a group:

-------------------- ------------------------------------------- -------------------------------- ---------------------
Title of Class                        Name and                             Amount and             Percent of Class
                            Address of Beneficial Owner          Nature Beneficial Owner
-------------------- ------------------------------------------- -------------------------------- ---------------------
                     Officers and Directors:

   Common Stock      Craig R. Hendricks                                2,894,604                        26.1%
                     112 W. Business Park Drive
                     Draper, Utah 84020

   Common Stock      Steven E. Carlson                                 2,894,604                        26.1%
                     112 W. Business Park Drive
                     Draper, Utah 84020

                     5% Shareholders:

   Common Stock      Lona Hendricks                                    1,186,340                       10.7%
                     4103 205th Ave. S.E.
                     Issaquah, WA 98029
-------------------- ------------------------------------------- -------------------------------- ---------------------

         The following table sets forth, as of the date of this registration statement, the aggregate number of shares of common stock warrants held by each person who owned of record, or is known by us to own beneficially, more than 5% of our common stock, and the name and holdings of each officer and director.

----------------------------- ---------------------------------- ---------------------------- --------------------------
 Name of Warrant Holder        Title and Amount of Securities     Exercise Price               Date of Exercise
                               Called for by Warrants
----------------------------- ---------------------------------- ---------------------------- --------------------------
 Craig R. Hendricks            869,318 shares of common stock.    .0073 shares of Coaching     For a period of 60 days
 112 W. Business Park Drive                                       Institute, Inc stock per     after January 1, 2001.
 Draper, Utah 84020                                               share.

                                       18


 Steven E. Carlson             869,318 shares of common stock.   .0073 shares of Coaching      For a period of 60 days
 112 W. Business Park Drive                                      Institute, Inc stock per      after January 1, 2001.
 Draper, Utah 84020                                              share.


 Lona Hendricks                143,182 shares of common stock.   .0073 shares of Coaching      For a period of 60 days
 4103 205th Ave. S.E.                                            Institute, Inc stock per      after January 1, 2001.
 Issaquah, WA 98029                                              share.
----------------------------- ---------------------------------- ---------------------------- --------------------------

                          DIRECTORS, EXECUTIVE OFFICERS
                          PROMOTERS AND CONTROL PERSONS

Officers and Directors

         The following table sets forth the names, age, and position of each of our directors and executive officers.

            Name             Age              Position and Office Held
            ----             ---              ------------------------
    Craig R. Hendricks       33             President, Chief Executive Officer
                                            Chief Accounting Officer,
                                            Chief Financial Officer, Director

    Steven E. Carlson        30             Vice President, Director

         Each of the above individuals became an officer and director in connection with our re-organization on December 8, 1998. The term of office of each officer and director is until his successor is elected and qualified.

Biographical Information

         Set forth below is biographical information for each officer and director. No person other than officers and directors will currently perform any of our management functions.

         Craig R. Hendricks

         Mr. Craig R. Hendricks has been with Warever Corporation since 1992. In 1993, he orchestrated and led the buyout of Warever Corporation from its founding owners. Prior to joining Warever Corporation in 1992, Mr. Hendricks began his career at WordPerfect Corporation. He served on the Board of CMS Casuals, Inc., a manufacturing company based in Bellevue, Washington with approximately 40 employees, which was sold to a group of Microsoft employees in 1990. He received a Bachelor of Science in accounting and a Master of Business Administration Degree, graduating with distinction from Brigham Young University in 1992.

         Steven E. Carlson

         Mr. Steven E. Carlson helped create Warever Corporation as one of the original founders while attending the University of Utah. Mr. Carlson has been a member of the board of directors since Warever's inception and the vice president of sales and marketing since 1995. Mr. Carlson has been involved in the productivity and sales automation industries since the late 1980's. For the past five years, Mr. Carlson has focused on day to day operations related to Warever's software sales and on-site implementation of Warever's automation system software.

                             EXECUTIVE COMPENSATION

         We have no written employment agreements with any officer or director. The President and Vice President do not have set compensation and defer their compensation from time to time. Commencing January 1, 2000, the President and Vice President will be paid annual salaries of $100,000 each.

-------------------------------------------------------------------------------------------------------------------------------
                                                  SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------------------------------------------
Name and Principal
Position (a)            Year
                        (b)                                                  Long-Term Compensation
----------------------- -------- ------------------------------------------ ------------------------------------- -------------
                                    Annual Compensation                        Awards       Payouts
                                 ------------------------------------------ ------------ ------------------------ -------------
                                 Salary (c)    Bonus (d)       Other        Restricted   Securities   LTIP        All
                                                               Annual       Stock        Under-       Payouts     Other
                                                               Compen-      Award (f)    Lying         (h)        Compen-
                                                               sation (e)                Options/                 sation (i)
                                                                                         SARs (g)
----------------------- -------- ------------- --------------- ------------ ------------ ------------ ----------- -------------
Craig Hendricks         1998     $ 50,250      $0.0            $0.0         $0.0         0            $0.0        $0.0
Chairman, CEO,
President
----------------------- -------- ------------- --------------- ------------ ------------ ------------ ----------- -------------
Steven Carlson          1998     $ 50,250      $0.0            $0.0         $0.0         0            $0.0        $0.0
Vice President
----------------------- -------- ------------- --------------- ------------ ------------ ------------ ----------- -------------

         There are no other agreements or arrangements, express or implied, between us and any other officer or director, regarding any other form of compensation, including stock options, warrants, employment incentives, or the like.

         No cash compensation, deferred compensation or long-term incentive plan awards were issued or granted to our management during the year ended December 31, 1998, or the period ended September 30, 1999.

Compensation of Directors.

         There are no standard arrangements pursuant to which our directors are compensated for any services provided as a director. No additional amounts are payable to our directors for committee participation or special assignments.

Employment Contracts and Termination of Employment and Change in Control Arrangements.

         There are no employment contracts, compensatory plans or arrangements, including payments to be received from us, with respect to any of our directors or executive officers which would in any way result in payments to any such person because of his or her resignation, retirement or other termination of employment with us, any change in control of our organization, or a change in the person's responsibilities following a change in control of our organization.

                              CERTAIN RELATIONSHIPS
                            AND RELATED TRANSACTIONS

Loan From 5% Stockholder

         The only transactions between members of management, nominees to become a director or executive officer, 5% stockholders or promoters are with Lona Hendricks, owner of 10.7% of our outstanding common stock. Lona Hendricks is an immediate family member of our President, Craig Hendricks, and has loaned us a total of $190,000 in a series of three similar transactions. The loans and terms are as follows:

 -------------------- -------------------- -------------- -------------- ----------------------------------------------
 Date of Loan         Principal Amount     Interest Rate  Term           Payment Terms
 -------------------- -------------------- -------------- -------------- ----------------------------------------------
 April 1, 1999        $40,000              9.75%          3 years        Monthly payments of principal and interest
                                                                         amortized over 36 months
 -------------------- -------------------- -------------- -------------- ----------------------------------------------
 July 1, 1999         $50,000              9.75%          1 year         Monthly payments of interest only with
                                                                         balloon payment due on or before month 12.
 -------------------- -------------------- -------------- -------------- ----------------------------------------------
 August 1, 1999       $100,000             9.75%          1 year         Monthly payments of interest only with
                                                                         balloon payment due on or before month 12.
 -------------------- -------------------- -------------- -------------- ----------------------------------------------

                            DESCRIPTION OF SECURITIES

General

         LSI Communications is authorized to issue 50,000,000 shares of common stock, par value $0.01 per share, of which 11,096,054 shares are issued and outstanding. We have no preferred stock.

Common Stock

         Holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Shares of common stock do not carry cumulative voting rights and, therefore, holders of a majority of the outstanding shares of common stock will be able to elect the entire board of directors, and, if they do so, minority stockholders would not be able to elect any members to the board of directors. Our board of directors has authority, without action by the stockholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of the stockholders and which may dilute the book value of the common stock.

         Shareholders have no pre-emptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

         Holders of common stock are entitled to receive dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. We have not paid dividends on common stock and do not anticipate that we will pay dividends in the foreseeable future.

                                     PART II

                      MARKET PRICE OF AND DIVIDENDS ON THE
                         REGISTRANT'S COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS

Market Information.

         Our common stock is quoted on the OTC Bulletin Board of the NASD. No assurance can be given that any established market for our common stock will develop or be maintained. For any market that develops for our common stock, the sale of "restricted securities" (common stock) pursuant to Rule 144 of the Securities and Exchange Commission by members of management or any other person to whom any such securities may be issued in the future may have a substantial adverse impact on any such public market. Information about the date when current holders' holding period of "restricted securities" commenced can be found under the caption "Recent Sales of Unregistered Securities." A minimum holding period of one year is required for resales under Rule 144, along with other pertinent provisions, including publicly available information concerning our operations. Limitations on the volume of "restricted securities" which can be sold in any 90 day period; the requirement of unsolicited broker's transactions; and the filing of a Notice of Sale on Form 144 will be satisfied by the filing and effectiveness of this Registration Statement. We have 11,096,054 shares of common stock outstanding of which all but 4,768,700 are freely traded or can be currently sold under Rule 144, subject to its limitations. There are currently outstanding options to purchase 2,420,205 shares of our common stock. The majority of these options are held by our two directors and will require issuance of new stock which will dilute the ownership interest of our shareholders.

         Our common stock can be defined as a "penny stock" pursuant to Rule 3a51-1 under the Securities and Exchange Act of 1934 because our shares are traded at a price less than $5 per share, we do not yet meet certain financial size and volume levels, and our shares are not registered on a national securities exchange or quoted on the NASDAQ system. A "penny stock" is subject to rules 15g-1 through 15g-10 of the Securities and Exchange Commission. Those rules require securities broker-dealers, before effecting transactions in any "penny stock," to (a) deliver to the customer and obtain a written receipt for a disclosure document set forth in Rule 15g-10 (Rule 15g-2), (b) disclose certain price information about the stock (Rule 15g-3), (c) disclose the amount of compensation received by the broker-dealer (Rule 15g-4) or any "associated person" of the broker-dealer (Rule 15g-5), and (d) send monthly statements to customers with market and price information about the "penny stock" (Rule 15g-6). Our common stock could also become subject to Rule 15g-9, which requires the broker-dealer, in some circumstances, to approve the "penny stock" purchaser's account under certain standards and deliver written statements to the customer with information specified in the rules. (Rule 15g-9) These requirements discourage broker-dealers form effecting transactions in "penny stocks" and may limit the ability of our shareholders to sell their shares into any secondary market for our common stock.

         The following quotations were provided by Dreyfus Brokerage Services, Inc. and represent historical pricing of our common stock by quarter over the past two years on the over the counter bulletin board, but do not represent actual transactions; these quotations do not reflect dealer markups, markdowns or commissions.

Stock Quotations

                                   CLOSING BID

                  no trades

                  December 31, 1998         4 3/4             25/32

                  March 31, 1999            4 3/4             1 /78

                  June 30, 1999             3 5/16            1 3/8

                  September 30, 1999        1 7/8             7/8

                  December 31, 1999         1 3/4             7/16

Holders.

         The number of record holders of our securities as of the date of this Registration Statement is approximately 125.

Dividends.

         We have not declared any cash dividends with respect to our common and do not intend to declare dividends in the foreseeable future. Our future dividend policy cannot be ascertained with any certainty, and if and until we become profitable, no such policy will be formulated. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our securities.

                                LEGAL PROCEEDINGS

         We are not a party to any pending legal proceedings, or governmental agency proceedings, and no such action by or, to the best of our knowledge, against us has been threatened.

                          CHANGES IN AND DISAGREEMENTS
                                WITH ACCOUNTANTS

         None.

                                 RECENT SALES OF
                             UNREGISTERED SECURITIES

Common Stock

  --------------------------------------- ------------- ------------------ ---------------------------------------------
                   Name                       Date      Number of Shares             Aggregate Consideration
                                            Acquired
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  Bismark Mining                          6/11/98              96,000      80,000 shares of Ferber stock.(1)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  Steven E. Carlson                       12/8/98             999,330      85,000 shares of Warever, Inc. stock.(2)
  Steven E. Carlson                       6/28/99           1,062,500      36,125 shares of Coaching Institute
  Steven E. Carlson                       2/1/00              832,775      stock.(3)
                                                                           15,000 shares of Warever, Inc. stock.(9)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  Chartlight Corp.                        12/2/98               10,000     $500 in 1998 private placement(4)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  DFT Consultants, LTD                    12/2/98             243,600      $121,800 in 1998 private placement(4)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  Eastern Forest Resources, Inc.          12/2/98               20,000     $11,000 in 1998 private placement(4)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  Helena Silver Mines, Inc.               6/11/98             132,000      110,000 shares of Ferber stock.(1)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  Craig R. Hendricks                      12/8/96             999,330      85,000 shares of Warever, Inc. stock.(2)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  Lona Hendricks                          12/8/98             551,640      46,921 shares of Warever, Inc. stock. (2)
  Lona Hendricks                          6/28/99             175,000      5,950 shares of Coaching Institute (3)
  Lona Hendricks                           2/1/00             459,700      8,280 shares of Warever, Inc. stock.(9)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  Hercules Extension, Inc.                6/11/98             108,000      90,000 shares of Ferber stock.(1)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  Karl A. Malone                          10/7/99              137,931     Services(5)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  M.B. Resources, Inc.                    6/11/98              120,000     100,000 shares of Ferber stock.(1)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  Richard A. McAllister                   6/28/99              150,000     6,000 shares of Coaching Institute stock.
                                                                           (3)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  Mark McKown                             8/30/99                  5,519   Services(5)
  --------------------------------------- ------------- ------------------ ---------------------------------------------

                                       24

  Northpost Operating Co.                 6/11/98              120,000     100,000 shares of Ferber stock.(1)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  Don Robinson                            12/8/98              299,800     25,500 shares of Ferber stock.(1)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  Savoy Industries, Inc.                  6/11/98                96,000    80,000 shares of Ferber stock.(1)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  Scejon Investments, Inc.                12/2/98              225,000     $11,250 in 1998 private placement(4)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  Starboard Financial Corp.               12/2/98              310,000     $15,500 in 1998 private placement(4)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  Washington Mining Corp.                 6/29/98              120,000     100,000 shares of Ferber stock.(1)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  Roger G. Williams                       6/28/99              50,000      2,000 shares of Coaching Institute stock.
                                                                           (3)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  Wide West, Inc.                         6/11/98              144,000     120,000 shares of Ferber stock.(1)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  Windlass Investments, Inc.              12/2/98              191,400     $9,570 in 1998 private placement(4)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  Ross Wolfley                            12/6/98              149,900     12,750 shares of Warever, Inc. stock. (2)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  Security Insurers, Inc.                 6/11/98              144,000     120,000 shares of Ferber stock.(1)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  Silverton Mines, Inc.                   6/11/98              120,000     100,000 shares of Ferber stock.(1)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  Noble House of Boston, Inc.              4/99                200,000     Services(6)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  National Capital                         4/99                35,000      Services(7)
  --------------------------------------- ------------- ------------------ ---------------------------------------------
  National Capital                         4/99                50,000      Exercise of Options(8)
  --------------------------------------- ------------- ------------------ ---------------------------------------------

(1) LSI Communications, Inc., acquired all of the shares of Ferber Corporation in June 1997 where the shareholders of Ferber exchanged 1,000,000 Ferber shares for 1,200,000 shares of LSI Communications, Inc.
(2) Warever, Inc. merged into LSI Communications, Inc., which acquired 85% of the shares of Warever, Inc. by issuing 2,500,000 shares of its stock in exchange for 85%, or 255,171, shares of Warever, Inc. stock pursuant to a November 20, 1998 transaction. LSI Communications, Inc., acquired 85% of the shares of
(3) Coaching Institute by issuing 2,500,000 shares of stock in exchange for 85%, or 85,000, of the shares of Coaching Institute stock pursuant to a June 21, 1999 transaction.
(4) In November and December 1998 the company raised $50,000 in a private offering pursuant to a Regulation D, Rule 504 exemption.
(5)      Services related to the production of a fitness video project.
(6)      Payment in stock for services related to public relations and funding.
(7)      Payment in stock for services related to registration of securities.
(8)      Payment for services related to funding.
(9) LSI Communications, Inc., acquired the remaining 15% of Coaching Institute by issuing 2,500,000 shares of stock in exchange for 15%, or 15,000, of the shares of Coaching Institute stock in a February 1, 2000 transaction.

         We believe that each of the foregoing persons or entities was either an "accredited investor," or "sophisticated investor" as defined in Rule 506 of Regulation D of the Securities and Exchange Commission. Each had access to all material information regarding LSI Communications prior to the offer, sale or issuance of these "restricted securities." We believe these shares were exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), pursuant to Section 4(2) and applicable exemptions thereunder.

         We have taken the following factors into account in determining the valuations of the above-referenced shares:

         o        the fact that the shares are "restricted"
         o        our history of limited revenues
         o the limited market for our common stock on the OTC Bulletin Board of the NASD

         o        the low book value per share

Transfer and Warrant Agent

         Our transfer agent is Interwest Transfer Company, Inc., 1981 East Murray-Holladay Road, Holladay, UT 84117.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502 of the Nevada Revised Statutes provides in relevant part as follows:

         1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense. Our articles of incorporation do not contain a specific indemnification provision for its officers, directors and employees.

         Insofar as indemnification by LSI Communications for liabilities arising under the Securities Act may be permitted to our officers and directors we are aware that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by LSI Communications of expenses incurred or paid by an officer or director in the successful defense of any action, suit, or proceeding) is asserted by such officer or director in connection with the securities being registered hereby, LSI Communications will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                            LSI Communications, Inc.

                        Consolidated Financial Statements

           September 30, 1999 (unaudited), December 31, 1998 and 1997

                                 C O N T E N T S

Accountants' Report .................................................... F-3

Consolidated Balance Sheets ............................................ F-4

Consolidated Statements of Operations .................................. F-6

Consolidated Statements of Stockholders' Equity......................... F-7

Consolidated Statements of Cash Flows .................................. F-8

Notes to the Consolidated Financial Statements ......................... F-9

[letterhead of Crouch Bierwolf &Chisholmm]


                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of LSI Communications, Inc.

We have audited the accompanying consolidated balance sheets of LSI Communications, Inc. as of December 31, 1998 and 1997 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LSI Communications, Inc. as of December 31, 1998 and 1997 and the results of its consolidated operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

The September 30, 1999 financial statements have not been reviewed or audited by us. Accordingly, we do not express an opinion or any form of assurance on them.

Salt Lake City, Utah
January 18, 2000

                            LSI Communications, Inc.
                           Consolidated Balance Sheets

                                     ASSETS

                                                  September 30,                     December 31,
                                                        1999                  1998                   1997
                                               -----------------      ------------------      ---------------
CURRENT ASSETS                                      (unaudited)
   Cash & Cash Equivalents (Note 1)            $          12,320      $             24,418    $        22,665
   Inventory                                               8,088                     5,286              7,728
   Accounts Receivable (Net of allowance
     of $11,800, $8,500 and $12,900,
     respectively)                                        73,058                     7,252             49,666
   Contract (Note 3)                                     261,000                       -                  -
                                               -----------------      --------------------    ---------------
     Total Current Assets                                354,446                    36,956             80,059
                                               -----------------      ------------------      ---------------
PROPERTY & EQUIPMENT (Note 2)                             27,962                    15,093             24,365
                                               -----------------      ------------------      ---------------
OTHER ASSETS
    Goodwill (Note 1)                                  1,311,698                       -                  -
    Deposits & Prepaids                                    6,076                     6,076              6,076
                                               -----------------      ------------------      ---------------
    Total Other Assets                                 1,317,774                     6,076              6,076
                                               -----------------      ------------------      ---------------
     TOTAL ASSETS                              $       1,700,202      $             58,125    $       110,500
                                               =================      ====================    ===============

    The accompanying notes are an integral part of these financial statements

                            LSI Communications, Inc.
                      Consolidated Balance Sheets continued

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                  September 30,                     December 31,
                                                        1999                  1998                   1997
                                               -----------------      ------------------      ---------------
CURRENT LIABILITIES                                (unaudited)
   Accounts payable                            $          59,893     $           13,891       $        32,676
   Accrued expenses                                       29,332                  5,216                10,764
   Current portion of long-term
       liabilities (Note 3)                              193,169                 23,392                59,317
   Deferred Revenues (Note 1)                              3,000                  5,000                   -
                                               -----------------      ------------------      ---------------
     Total Current Liabilities                           285,394                 47,499               102,757
                                               -----------------      ------------------      ---------------

LONG TERM LIABILITIES (Note 3)
   Notes payable                                          63,878                 37,121                60,654
   Notes payable-related party                           187,278                  3,593                31,000
   Capital lease obligations                                 -                      -                   8,603
   Less current portion                                 (193,169)               (23,392)              (59,317)
                                               -----------------      ------------------      ---------------
     Total long term Liabilities                          57,987                 17,322                40,940
                                               -----------------      ------------------      ---------------
     TOTAL LIABILITIES                                   343,381                 64,821               143,697
                                               -----------------      ------------------      ---------------
MINORITY INTEREST                                            -                      -                     -
                                               -----------------      ------------------      ---------------

STOCKHOLDERS' EQUITY
   Common stock, authorized
     60,000,000 shares of $.001 par
     value, issued and outstanding
     8,915,632, 5,959,697 and
     300,201 shares, respectively                          8,916                  5,960                   300
   Additional Paid-in capital                          2,078,079                310,035               300,195
   Treasury Stock                                            -                      -                 (29,000)
   Retained earnings                                    (730,174)              (322,691)             (304,692)
                                               -----------------      ------------------      ---------------
     Total Stockholders' Equity                        1,356,821                 (6,696)              (33,197)
                                               -----------------      ------------------      ---------------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                           $       1,700,202      $          58,125       $       110,500
                                               =================      =================       ===============

   The accompanying notes are an integral part of these financial statements

                            LSI Communications, Inc.
                      Consolidated Statements of Operations

                                                      For the Nine
                                                      Months Ended                       For the Year Ended
                                                       September 30,                         December 31,
                                                   1999              1998                 1998              1997
                                            ----------------   --------------       --------------   -------------
                                               (unaudited)        (unaudited)
REVENUES
        Software Sales                      $         96,792   $      396,473       $      414,000   $     564,445
        Training Revenues                            104,034              -                    -               -
                                            ----------------   --------------       --------------   -------------
TOTAL REVENUES                                       200,826          396,473              414,009         564,445
                                            ----------------   --------------       --------------   -------------
COST OF SALES
        Software                                         874              972                1,356          37,841
        Training                                       2,818              -                    -               -
                                            ----------------   --------------       --------------   -------------
TOTAL COST OF SALES                                    3,692              972                1,356          37,841
                                            ----------------   --------------       --------------   -------------
GROSS PROFIT                                         197,134          395,501              412,653         526,604
                                            ----------------   --------------       --------------   -------------
SELLING EXPENSES                                     107,952          142,677              152,289          15,485
DEPRECIATION & AMORTIZATION                           40,926            8,169               10,209          14,646
PRODUCTION FEES                                       70,000              -                    -               -
CONSULTING FEES                                      135,000              -                    -               -
PAYROLL                                              138,366          113,957              138,000         234,897
GENERAL &
  ADMINISTRATIVE EXPENSES                             83,026           82,339               90,968         284,314
RESEARCH & DEVELOPMENT                                27,200           26,850               35,800          12,300
                                            ----------------   --------------       --------------   -------------
TOTAL OPERATING EXPENSES                             602,470          373,992              427,266         561,642
                                            ----------------   --------------       --------------   -------------
OPERATING LOSS                                      (405,336)          21,509              (14,613)        (35,038)
                                            ----------------   --------------       --------------   -------------
OTHER INCOME AND (EXPENSES)
   Minority interest                                   5,059              -                    -               -
   Miscellaneous income                               (3,483)           3,391                3,392          14,832
   Interest expense                                   (3,723)          (8,204)              (6,778)        (21,697)
                                            ----------------   --------------       --------------   -------------
     Total Other Income and (Expenses)                (2,147)          (4,813)              (3,386)         (6,865)
                                            ----------------   --------------       --------------   -------------
LOSS BEFORE INCOME TAXES                            (407,483)          16,696              (17,999)        (41,903)

PROVISION FOR INCOME TAXES
  (Note 1)                                               -                -                    -               -
                                            ----------------   --------------       --------------   -------------
NET INCOME/(LOSS)                           $       (407,483)  $       16,696       $      (17,999)  $     (41,903)
                                            ================   ==============       ==============   =============
NET INCOME/(LOSS) PER SHARE                 $           (.06)  $          .06       $         (.02)  $        (.14)
                                            ================   ==============       ==============   =============
WEIGHTED AVERAGE
  OUTSTANDING SHARES                               7,231,457          300,495            1,135,100         300,201
                                            ================   ==============       ==============   =============

   The accompanying notes are an integral part of these financial statements

                            LSI Communications, Inc.
                 Consolidated Statements of Stockholders' Equity
          From December 31, 1996 through September 30, 1999 (unaudited)


                                             Common Stock               Additional                    Retained
                                        --------------------------       Paid-in      Treasury        Earnings
                                           Shares        Amount           Capital      Stock          (Deficit)
                                        ------------  ------------      -----------  -----------    ------------
Balance on December 31, 1996                 300,201  $        300      $   300,195  $   (29,000)   $   (262,789)

Net loss for the year
   ended December 31, 1997                       -             -                -            -           (41,903)
                                        ------------  ------------      -----------  -----------    ------------
Balance on December 31, 1997                 300,201           300          300,195      (29,000)       (304,692)

October 12, 1998 - Purchase
   of Treasury Stock                             -             -                -           (500)            -

November 98 - Reverse acquisition
  and reorganization adjustment
  (Note 1)                                 4,659,496         4,660           65,532       29,500             -

November 98 - Stock issued for
   cash at $.05 per share                  1,000,000         1,000           49,000          -               -

Offering Costs                                   -             -             (5,000)         -               -

Net Loss for the year
   ended December 31, 1998                       -             -                -            -           (17,999)
                                        ------------  ------------      -----------  -----------    ------------
Balance on December 31, 1998               5,959,697         5,960          310,035          -          (322,691)

March 3, 1999 - shares issued in
   Shareholder settlement at
   $.001 per share                            27,485            27              (27)         -               -

April 1, 1999 - shares issued for
   consulting agreement at
   $1.00 per share                            85,000            85           84,915          -               -

June 28, 1999 - shares issued in
    acquisition of Coaching Institute,
    Inc.                                   2,500,000         2,500        1,372,500          -               -

July 1, 1999 - shares issued for
   consulting agreement at
   $.25 per share                            200,000           200           49,800          -               -

August 30, 1999 - shares issued for
   royalty agreement at $1.825
   per share                                 143,450           144          260,856          -               -

Net Loss for the nine months
   ended September 30, 1999
   (unaudited)                                   -             -                -            -          (407,483)
                                        ------------  ------------      -----------  -----------    ------------
Balance on September 30, 1999
   (unaudited)                             8,915,632  $      8,916      $ 2,078,079  $       -      $   (730,174)
                                        ============  ============      ===========  ===========    ============

   The accompanying notes are an integral part of these financial statements

                            LSI Communications, Inc.
                      Consolidated Statements of Cash Flows

                                                      For the Nine
                                                      Months Ended                       For the Year Ended
                                                       September 30,                         December 31,
                                                   1999              1998                 1998              1997
                                            ----------------   --------------       --------------   -------------
                                               (unaudited)        (unaudited)
Cash Flows From Operating Activities:
Net income (loss)                           $       (407,483)  $       16,696       $      (17,999)  $     (41,903)
Non-cash items:
   Consulting fee paid with stock issues             135,000              -                    -                 -
   Depreciation & amortization                        40,926            8,169               10,209          14,646
   Bad Debt                                           11,859            8,548                4,400          12,900
   Minority Interest                                     -                -                    -               -
(Increase)/decrease in current assets:
   Accounts receivable                               (65,806)          36,600               46,814          40,006
   Inventory                                          (2,802)           1,268                2,442          23,018
Increase/(decrease) in current liabilities:
   Accounts payable                                   46,002          (21,966)             (18,784)        (12,693)
   Accrued expenses                                   24,116           (9,511)              (5,548)          3,008
   Deferred revenues                                  (2,000)             -                  5,000             -
                                            ----------------   --------------       --------------   -------------
     Net Cash Provided (Used)
      by Operating Activities                       (220,188)          39,804               26,534          38,982
                                               ------------    -------------     ------------     ----------------
Cash Flows from Investing Activities
  Cash from acquisition of
      Coaching Institute, Inc.                        14,448              -                    -               -
  Cash paid for property, equipment
     and software technology                         (17,272)          (1,769)              (1,769)         (4,945)
  Cash paid for Treasury Stock                          -                 -                   (500)            -
  Cash paid for deposits                                -                 -                    -               249
                                            ----------------   --------------       --------------   -------------
Net Cash Provided (Used)
      by Investing Activities                         (2,824)          (1,769)              (2,269)         (4,696)
                                            ----------------   --------------       --------------   -------------
Cash Flows from Financing Activities:
  Proceeds from long term debt                       215,000              -                    -               -
  Cash received from stock issuance                      -                -                 45,000             -
  Principal payments on long-term debt                (4,086)         (45,749)             (67,512)        (17,413)
                                            ----------------   --------------       --------------   -------------
     Net Cash Provided (Used)
      by Financing Activities                        210,914           45,749              (22,512)        (17,413)
                                            ----------------   --------------       --------------   -------------
    Increase/(decrease) in Cash                      (12,098)          (7,714)               1,753          16,873

Cash and Cash Equivalents
  at Beginning of Period                              24,418           22,665               22,665           5,792
                                            ----------------   --------------       --------------   -------------
Cash and Cash Equivalents
  at End of Period                          $         12,320   $       13,979       $       24,418   $      22,665
                                            ================   ==============       ==============   =============

                                   (continued)

                                      F-8

                            LSI Communications, Inc.
                      Consolidated Statements of Cash Flows
                                   (continued)
Supplemental Cash Flow Information:
  Cash paid for interest                    $          3,723   $        8,204       $        6,778   $      21,697
  Cash paid for income taxes                $            -     $          -         $          -     $         -

Non-Cash Investing Activities:

   In 1999, the Company issued 2,500,000 shares of common stock for 85,000 shares (85%) of common stock of Coaching Institute, Inc.

   In 1998, the Company issued 3,000,000 shares of common stock for 85% of the outstanding common stock of Warever.

Non-Cash Financing Activities:

   In 1999, the Company issued 428,450 shares of common stock for services valued at $396,000.

The  accompanying  notes are an integral part of these financial  statements

                            LSI Communications, Inc.
                 Notes to the Consolidated Financial Statements
           September 30, 1999 (unaudited), December 31, 1998 and 1997


NOTE 1 - Summary of Significant Accounting Policies

         a.   Organization

              The Company was incorporated as TPI, Inc., under the laws of the State of Utah on April 26, 1983. In 1985, the Corporation changed its situs from Utah to Nevada and its name to Connections Marketing Corp. In July, 1992, the shareholders of the Corporation voted to change the name to LSI Communications, Inc. (LSI). The Company held mineral properties in Beaver County, Utah; however, no extraction operations ever commenced and the properties were distributed to the shareholders through a subsidiary spinoff.

              On November 20, 1998, the Company entered a Plan of Reorganization and Acquisition agreement with Warever, Inc. (Warever) a Utah Corporation, wherein the Company issued 3,000,000 shares of common stock for 85% of the outstanding common stock of Warever. The agreement provides for the Company to acquire the remaining 15% of Warever for 2,500,000 shares of LSI through option agreements which are exercisable for a period of 60 days following January 1, 2000 for no consideration.

              Warever was organized in the State of Utah on May 13, 1992 under the name of Action Plus Software, Inc. On January 17,1995 the company changed the name of the company to Warever, Inc.

              Warever is in the business of developing, programming, selling and marketing a computer software package named Action Plus, a management assistance software tool.

              The acquisition is recorded as a reverse acquisition, with Warever being the accounting survivor, therefore all historical financial information prior to November 20, 1998 in these statements are those of Warever.

              On June 21, 1999, the Company entered into a Plan of Acquisition with Coaching Institute, Inc., a Utah corporation, wherein the Company issued 2,500,000 shares of common stock for 85,000 shares, 85%, of the outstanding common stock of Coaching Institute, Inc. The agreement provides for the Company to receive options to acquire the remaining 15% of the issued and outstanding common stock of Coaching Institute, Inc. in exchange for 2,045,455 shares of the Company's common stock.
         After the acquisition, both companies are surviving with Coaching Institute, Inc. being a majority-owned subsidiary of LSI Communications, Inc.

              Coaching Institute, Inc. has certain intellectual property and contracts in place that generate revenue, including a contract to produce a video series utilizing the name, image, and knowledge of Karl Malone.

         a.   Organization (continued)

              The acquisition of Coaching Institute, Inc. has been recorded using the purchase method of a business combination. Operating activities have been included from Coaching Institute in the consolidated financials since June 21, 1999. The Company valued the acquisition of Coaching Institute at $1,375,000 which was the market value of the common stock less a 60% discount for the restriction on the stock.

         b.   Recognition of Revenue/Deferred Revenue

              The Company recognizes income and expense on the accrual basis of accounting. The Company receives revenues from services provided for custom program conversions and training. Pursuant to SOP 97-2, revenue is recorded when the services are completed. The Company also generates revenues from the sale of their Action Plus software technology. This product is sold separately without future performance such as upgrades or maintenance, and is not sold with PCS services, therefore according to SOP 97-2 revenue is recorded upon the sale and delivery of the product once an agreement exists, the price is fixed and collectability is probable.

              The Company sells post contract support services separately for one year. The Company defers the revenue and recognizes it over the contract term as required by SOP 97-2. The deferred revenue at September 30, 1999 (unaudited), December 31, 1998 on contracts sold during 1999 and 1998 total $3,000 and $5,000, respectively.

         c.   Earnings (Loss) Per Share

              The computation of earnings per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements.

         d.   Provision for Income Taxes

              In 1997, Warever, Inc. elected to file federal and state income taxes under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay corporate income taxes on its taxable income during that period of time. Instead, the stockholders are liable for individual income taxes on their respective shares of the Company's net operating income in their individual income tax returns. Effective December 1, 1998, the Company will file a consolidated return with it's parent and will lose it's S-Corp status.

              No provision for income taxes has been recorded due to net operating loss carry forwards totaling approximately $425,000 that will be offset against future taxable income. These NOL carry forwards begin to expire in 2013. No tax benefit has been reported in the financial statements because the Company has not yet proven it can generate taxable income.

         d.   Provision for Income Taxes (continued)

              Deferred tax assets and the valuation account is as follows at September 30, 1999 (unaudited), December 31, 1998 and 1997:

                                                                 September 30,            December 31,
                                                                     1999              1998             1997
                                                              ---------------     -------------    -----------
             Deferred tax asset:
                     NOL carry forward                        $       144,500     $       6,800    $       -
                     Valuation allowance                             (144,500)           (6,800)           -
                                                              ---------------     -------------    -----------
             Total                                            $           -       $         -      $       -
                                                              ===============     =============    ===========

         e.   Cash and Cash Equivalents

              The  company   considers  all  highly  liquid   investments   with
         maturities of three months or less to be cash equivalents.

         f.   Property and Equipment

              Expenditures for property and equipment and for renewals and betterments, which extend the originally estimated economic life of assets or convert the assets to a new use, are capitalized at cost. Expenditures for maintenance, repairs and other renewals of items are charged to expenses. When items are disposed of, the cost and accumulated depreciation are eliminated from the accounts, and any gain or loss is included in the results of operations.

              The provision for depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Depreciation expense for the period ended September 30, 1999 (unaudited), December 31, 1998 and 1997 is $7,293, $10,209 and $14,646,
         respectively.

         g.   Goodwill

              The Company recorded $1,345,331 in connection with the acquisition of Coaching Institute, Inc. Goodwill will be amortized over 10 years on the straight line method.

         h.   Inventory

              Inventory consists primarily of software manuals and disks.

         i.   Advertising Costs

              Advertising costs are charged to operations when incurred. The cost for direct response advertising is also expensed because the future benefit is only three days, therefore capitalization is ineffective.

         j.   Consolidation Policy

              These financial statements include the books of LSI Communications, Inc., a public shell company, Warever Corporation, a software sales and marketing company, and Coaching Institute, Inc. (September 30, 1999 only), a training and consulting firm. All intercompany accounts and transactions have been eliminated in the consolidation.

NOTE 2 - Property & Equipment

              Property and equipment consists of the following at September 30, 1999 (unaudited), December 31, 1998 and 1997:

                                                           September 30,                December 31,
                                                               1999               1998                  1997
                                                        ----------------    ----------------     ---------------
                                                                              (unaudited)
   Computer equipment                                   $        40,653     $         20,195     $        62,495
   Leased equipment                                              15,075               15,075              15,075
   Furniture and fixtures                                         6,769                6,769               6,769
   Software technology                                            2,847                2,847               6,815
                                                        ----------------    ----------------     ---------------
                                                                 65,344               44,886              91,154
   Less:
     Accumulated depreciation - equipment                       (24,066)             (18,738)            (58,749)
     Accumulated depreciation - leased equipment                (13,316)             (11,055)             (8,040)
                                                        ----------------    ----------------     ---------------
     Total Property & Equipment                         $        27,962     $         15,093     $        24,365
                                                        ================    ================     ===============

NOTE 3 - Contract

              In 1999, the Company acquired a contract for a video production. The amount capitalized as the cost of the contract is the value of the participation in the video by Karl Malone and others. For their participation, 143,450 shares of common stock were issued at a valuation of $1.825 per share or $261,000. The stock was valued at the average market price at the time of issue. This cost is to be amortized over three years. The contract was sold October 26, 1999. See Note 10 for details.

NOTE 4 - Long-Term Liabilities

              Long Term Liabilities are detailed in the following schedules as of September 30, 1999 (unaudited), December 31, 1998 and 1997:

              Note payable-related party is detailed as follows:

                                                                September 30,          December 31,
                                                                    1999           1998           1997
                                                              --------------  ---------------   ------------
                                                                 (unaudited)
             Note  payable to a relative  of an  officer
             of the  Company,  bears interest at 12%,
             with principal due April 1999, unsecured note    $          -    $         3,593   $    31,000

             Note payable to a relative of an officer
             of the Company, bears interest at 12%,
             with a principal due of $189,119 at
             September 30, 2000                                      189,119              -              -
                                                              --------------  ---------------   ------------
             Total notes payable - related party                     189,119            3,593         31,000
                                                              --------------  ---------------   ------------

             Capital lease obligations are detailed in the following schedule as of September 30, 1999 (unaudited), December 31, 1998 and 1997:
             Capital lease obligation to a corporation
             for telephone  equipment, lease  payments
             due  monthly of $397  through  April  2000,
             bears interest at 20%, secured by telephone
             equipment.                                       $         -     $          -      $      8,603
                                                              --------------  ---------------   ------------
             Total Lease Obligations                                    -                -             8,603
                                                              --------------  ---------------   ------------

             Notes payable are detailed as follows:

             Note payable to a  corporation  for working
             capital,  payments due monthly of $698
             through June 2000, bears interest at
             11%, uncolateralized.                            $       11,208  $        11,531   $     18,307

             Note payable to a  corporation  for working
             capital,  payments due monthly of $830
             through October 1998, bears interest at
             12%, unsecured.                                             113              105          7,970

                                      F-13

NOTE 4 - Long-Term Liabilities (Continued)
                                                                September 30,          December 31,
                                                                    1999           1998           1997
                                                              --------------  ---------------   ------------
                                                                 (unaudited)
             Note payable to a  corporation  for working
             capital,  payments due monthly of $1,087
             through January 2000, bears interest at
             11%, unsecured.                                          25,716           25,485         34,377

             Note payable (credit agreement) with a
             production company, interest at 10%,
             payments of interest only for twelve
             month period, principal outstanding
             would be converted to a term loan of no
             more than 24 months.  In October 1999,
             the debt was terminated and forgiven.                    25,000              -              -
                                                              --------------  ---------------   ------------
             Total Note Payable                                       62,037           37,121         60,654
                                                              --------------  ---------------   ------------
             Total long term liabilities                             251,156           40,714        100,257
                                                              --------------  ---------------   ------------
             Less current portion of:
               Notes payable - related party                         189,119            3,593         31,000
               Capital lease obligations                                -                -             3,087
               Notes payable                                           4,050           19,799         25,230
                                                              --------------  ---------------   ------------
             Total current portion                                   193,169           23,392         59,317
                                                              --------------  ---------------   ------------
             Net Long Term Liabilities                        $       57,987  $        17,322   $     40,940
                                                              ==============  ===============   ============

             Future minimum principal payments on notes payable are as follows:

                     1999                                  $        53,588
                     2000                                          161,599
                     2001                                           27,918
                                                                         -
                                                           ---------------
             Total notes payable                           $       243,105
                                                           ===============

                            LSI Communications, Inc.
                 Notes to the Consolidated Financial Statements
           September 30, 1999 (unaudited), December 31, 1998 and 1997

NOTE 5 - Use of Estimates in the Preparation of Financial Statements

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. In these financial statements, assets and liabilities involve reliance on management's estimates. Actual results could differ from those estimates.

                            LSI Communications, Inc.
                 Notes to the Consolidated Financial Statements
           September 30, 1999 (unaudited), December 31, 1998 and 1997

NOTE 6 - Commitments and Contingencies

              The Company is committed for their office facilities. Monthly lease payments are due of $3,300 for a 24 month period beginning May 1, 1999.

              Future minimum lease payments are as follows at September 30, 1999:

                     1999                             $      9,900
                     2000                                   39,600
                     2001                                   16,500
                                                      ------------
                                                      $     66,000

NOTE 7 - Related Party Transactions

              During 1995, a shareholder relative of Craig Hendricks, an officer and director of the Company, advanced $39,000 for working capital. As of September 30, 1999 (unaudited) $3,593 in payments were made to this related party with a balance due at December 31, 1998 and 1997, of $3,593 and $31,000, respectively.

NOTE 8 - Software Technology

              Pursuant to FASB 86, the Company expensed all costs associated with the development of its software product until technological feasibility is reached. At such time the Company capitalizes costs associated with producing the master files. The Company also capitalizes software purchased for internal use.

              During 1999, a shareholder relative of Craig Hendricks, an officer and director of the Company, advanced $190,000 for working capital. As of September 30, 1999 (unaudited) $7,730, including interest, was paid to this related party with a balance due at September 30, 1999 (unaudited) of $189,119.

                            LSI Communications, Inc.
                 Notes to the Consolidated Financial Statements
           September 30, 1999 (unaudited), December 31, 1998 and 1997

NOTE 9 - Reverse Merger

              Effective November 20, 1998, LSI Communications, Inc. (a public company) entered into an agreement and Plan of Reorganization with Warever, Inc., (a private company). The agreement provides for the merger of the Company into Warever to be treated as a reverse merger, thus making Warever the accounting survivor. Pursuant to the agreement the Company issued 3,000,000 shares of common stock to the shareholders of Warever for 85% of the shares of their Company. Because the historical financial information in these financial statements prior to the reverse merger (November 20, 1998) is that of the accounting acquirer (Warever), a reverse merger adjustment is used on the statement of stockholders' equity to bring the pre-merger equity of Warever up to the consolidated post-merger equity of LSI Communications. The actual shares issued by the Company to the Warever shareholders was 3,000,000 shares. The difference between the 3,000,000 shares issued to the Warever shareholders and the 4,659,496 reverse merger adjustment represents the 1,659,496 shares held by the original pre-merger shareholder of the public company (LSI). The management of the Company resigned and the management and board of Warever filled the vacancy. LSI Communications, Inc. had no assets or liabilities at the time of the merger, but was only a public shell.

NOTE 10 - Subsequent Event

              On October 26, 1999, the contract for the video series featuring Karl Malone was sold. On the date of the sale, the buyer executed a $100,000 promissory note to the production company in order to terminate the agreement with Coaching Institute, Inc. In addition, the buyer executed an agreement with the production company to forgive the $25,000 principal balance due from Coaching Institute, Inc.

              Besides the above agreements, the buyer agrees to pay cash in the amount of $378,000 to Coaching Institute, Inc. according to the following schedule:

                     At Closing                               $ 75,600
                     November 15, 1999                          75,600
                     December 15, 1999                          75,600
                     January 15, 2000                           75,600
                     February 15, 2000                          75,600
                                                               -------
                                                              $378,000

NOTE 11 - Segment Data

              For the nine months ended September 30, 1999, the Company had two reportable industry segments: (i) Software Sales and (ii) Training Services.

                     Sales (Net of Accounts)
                          Software                            $         96,792
                          Training                                     104,034
                                                              ----------------
                             Consolidated                     $        200,826
                                                              ================

                     Operating Income (Loss)
                          Software                            $       (247,662)
                          Training                                    (157,674)
                                                              ----------------
                             Consolidated                             (405,336)
                          Other Income/(expense)                        (3,483)
                          Interest expense                               3,723
                                                              ----------------
                             Net (Loss) before Income Taxes   $       (412,542)
                                                              ================

                     Accounts Receivable
                          Software                            $          6,893
                          Training                                      66,165
                                                              ----------------
                             Consolidated                     $         73,058
                                                              ================

                     Identifiable Assets
                          Software                            $        243,702
                          Training                                     144,802
                                                              ----------------
                             Consolidated                              388,504
                          Goodwill                                   1,311,698
                                                              ----------------
                             Total                            $      1,700,202
                                                              ================

NOTE 12 - Unaudited Information

              The information furnished herein was taken from the books and records of the Company without audit. However, such information reflects all adjustments which are, in the opinion of management, necessary to properly reflect the results of the nine months ended September 30, 1999. The information presented is not necessarily indicative of the results from operations expected for the full fiscal year.

                          LSI Communications, Inc.
                 Pro Forma Consolidated Statement of Operations
                                December 31, 1998
                                   (unaudited)



                                     LSI Communications    Warever       Coaching Institute                          Pro forma
                                          For the         For the             For the                               Consolidated
                                          Year Ended       Year Ended       Year Ended           Pro forma            Balance
                                          December 31,   December 31,       December 31,        Adjustments          December 31,
                                           1998             1998             1998             dr           cr          1998
                                        --------------  -------------    ---------------    ---------   ----------  ------------
Revenues                                          -           414,009            260,137          -          -           674,146
                                        --------------  -------------    ---------------    ---------   --------    ------------
Cost of Good Sold                                 -             1,356              7,079          -           -            8,435
                                        --------------  -------------    ---------------    ---------   --------    ------------
Gross Profit                                      -           412,653            253,058          -           -          665,711
                                        --------------  -------------    ---------------    ---------   --------    ------------
Selling expenses                                  -           152,289             75,325          -           -          227,614

General & Administrative                          -           276,639             37,583          -           -          314,222
                                        --------------  -------------    ---------------    ---------   --------    ------------
Total Operating Expenses                          -           428,928            112,908          -           -          541,836
                                        --------------  -------------    ---------------    ---------   --------    ------------
Income/ (Loss) from Operations                    -           (16,275)           140,150          -           -          123,875
                                        --------------  -------------    ---------------    ---------   --------    ------------
Other income/(expenses)                           -            (3,386)              (240)         -           -           (3,626)
                                        --------------  -------------    ---------------    ---------   --------    ------------
Net (Loss)                                        -           (19,661)           139,910          -           -          120,249
                                        ==============  =============    ===============    =========   ========    ============

                            LSI Communications, Inc.
             Notes to Pro Forma Consolidated Statement of Operations
                                December 31, 1998

NOTE 1 - Summary of Transaction

              On June 21, 1999, the Company entered into a Plan of Acquisition with Coaching Institute, Inc., a Utah Corporation, wherein the Company issued 2,500,000 shares of common stock for 85,000 shares (85%) of the outstanding common stock of Coaching Institute, Inc. After the acquisition, both companies are surviving with Coaching Institute, Inc. being a majority-owned subsidiary of LSI Communications, Inc.

NOTE 2 - Management Assumptions

              The pro forma consolidated statement of operations assumes that the entities were together as of December 31, 1998 and no adjustments are necessary to reflect a full year of activity.

                            LSI Communications, Inc.
                 Pro Forma Consolidated Statement of Operations
                               September 30, 1999
                                   (unaudited)



                                     LSI Communications    Warever       Coaching Institute                       Pro forma
                                          For the         For the             For the                           Consolidated
                                          Year Ended       Year Ended       Year Ended        Pro forma           Balance
                                         September 30,   September 30,   September 30,        Adjustments        September 30
                                           1999             1999               1999           dr      1999           1999

Revenues                                        96,792        281,899                -            -       -          378,691
                                        --------------  -------------    ---------------    --------- -------   ------------
Cost of Good Sold                                 -               874             28,045          -       -           28,919
                                        --------------  -------------    ---------------    --------- -------   ------------
Gross Profit                                      -            95,918            253,854          -       -          349,772
                                        --------------  -------------    ---------------    --------- -------   ------------
Selling expenses                                  -            11,218            288,103          -       -          299,321

General & Administrative                          -           388,092            225,989          -       -          614,081
                                        --------------  -------------    ---------------    --------- -------   ------------
Total Operating Expenses                          -           399,310            514,092          -       -          913,402
                                        --------------  -------------    ---------------    --------- -------   ------------
Income/ (Loss) from Operations                    -          (303,392)          (260,238)         -       -         (563,630)
                                        --------------  -------------    ---------------    --------- -------   ------------
Other income/(expenses)                           -            (2,900)            (6,023)         -       -           (8,923)
                                        --------------  -------------    ---------------    --------- -------   ------------
Net (Loss)                                        -          (306,292)          (266,261)         -       -         (572,553)
                                        ==============  ==============   ===============    ========= =======   =============

                            LSI Communications, Inc.
             Notes to Pro Forma Consolidated Statement of Operations
                               September 30, 1998

NOTE 1 - Summary of Transaction

              On June 21, 1999, the Company entered into a Plan of Acquisition with Coaching Institute, Inc., a Utah Corporation, wherein the Company issued 2,500,000 shares of common stock for 85,000 shares (85%) of the outstanding common stock of Coaching Institute, Inc. After the acquisition, both companies are surviving with Coaching Institute, Inc. being a majority-owned subsidiary of LSI Communications, Inc.

NOTE 2 - Management Assumptions

              The pro forma consolidated statement of operations assumes that the entities were together as of September 30, 1999 and no adjustments are necessary to reflect a full year of activity.

ITEM 1.       INDEX TO EXHIBITS

         Copies of the following documents are included as exhibits to this Registration Statement pursuant to Item Part III of Form I-A and Item 6 of Part II.

----------- --------------------- ----------------------------------------------
Exhibit No.  SEC Reference No.                   Title of Document
----------- --------------------- ----------------------------------------------
   2.1 Plan of Acquisition by which LSI Communications, Inc. shall acquire Warever, Inc.
----------- --------------------- ----------------------------------------------
   2.2 Plan of Acquisition by which LSI Communications, Inc. shall acquire Coaching Institute, Inc.
----------- --------------------- ----------------------------------------------
   3.1                            Articles of Incorporation of Connections
                                  Marketing Corp.
----------- --------------------- ----------------------------------------------
   3.2 Articles of Amendment to the Articles of Incorporation of Connections Marketing Corp.
----------- --------------------- ----------------------------------------------
   3.3                            Bylaws of Connections Marketing Corp.
----------- --------------------- ----------------------------------------------
  10.1                            Promissory Note to Lona J. Hendricks
                                  ($100,000)
----------- --------------------- ----------------------------------------------
  10.2                            Promissory Note to Lona J. Hendricks
                                  ($40,000)
----------- --------------------- ----------------------------------------------
  10.3                            Promissory Note to Lona J. Hendricks
                                  ($50,000)
----------- --------------------- ----------------------------------------------
  10.4                            Coaching and Strategic Agreement-8/25/99
----------- --------------------- ----------------------------------------------
  10.5                            Coaching and Strategic Agreement-1/6/99
----------- --------------------- ----------------------------------------------
  10.6                            Coaching and Strategic Agreement-6/5/99
----------- --------------------- ----------------------------------------------
  10.7                            Standard Distribution Provisions--Columbia
                                  House Co., and Warever, Inc.
----------- --------------------- ----------------------------------------------
  10.8                            License Agreement
----------- --------------------- ----------------------------------------------
  21.1                            Subsidiaries of the Company
----------- --------------------- ----------------------------------------------
  27.1                            Financial Data Schedule
----------- --------------------- ----------------------------------------------

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                              REGISTRANT:

                              By:  /s/ Craig Hendricks
                                   ---------------------
                                   Craig Hendricks
                                   Chief Executive Officer, President

Date 2/10/00

                                       29